Sub-Item 77C
Submission of matters to a vote of security holders

A special meeting of shareholders was held on June 13, 2016, to vote on the following proposal. Each proposal received the required number of votes and was adopted.
A summary of voting results is listed below.

Proposal 1:
To elect four Directors/Trustees to the Board of
Directors/Trustees:
(01)	  Tanya S. Beder
For
$    450,135,421
Against
$      15,455,650
TOTAL
$    465,591,071

(02)	  Jeremy I. Bulow
For
$    451,013,318
Against
$      14,577,752
TOTAL
$    465,591,071

(03)	  Anne Casscells
For
$    450,786,088
Against
$      14,804,982
TOTAL
$    465,591,071

(04)	  Jonathan D. Levin
For
$    449,717,052
Against
$      15,874,019
TOTAL
$    465,591,071